UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

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News Release

FOR IMMEDIATE RELEASE

APRIL 26, 2012

CHESAPEAKE ENERGY CORPORATION’S BOARD AND CEO AUBREY K. MCCLENDON AGREE TO NEGOTIATE EARLY TERMINATION OF
FOUNDER WELL PARTICIPATION PROGRAM

CEO Agrees to Separately Provide Enhanced FWPP Disclosure

Board to Review FWPP Financing Arrangements

OKLAHOMA CITY, OKLAHOMA, APRIL 26, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has determined that it does not intend to extend the company’s Founder Well Participation Program (FWPP) with its chief executive officer, Aubrey K. McClendon, beyond its present 10-year term ending December 31, 2015.  The Board of Directors and Mr. McClendon have committed to negotiate the early termination of the FWPP and the amendment to Mr. McClendon’s employment agreement necessary to effectuate the early termination.  The FWPP, which was approved by shareholders for a 10-year term in 2005, in conjunction with Mr. McClendon’s employment agreement with the company, provides Mr. McClendon a contractual right to participate and invest as a working interest owner (with up to a 2.5% working interest) in new wells drilled on the company’s leasehold.

Following consultation with the company’s Board of Directors, Mr. McClendon will separately disclose supplemental information regarding the interests he has acquired through the company’s Founder Well Participation Program as of December 31, 2011.  The company also announced the Board of Directors is reviewing the financing arrangements between Mr. McClendon (and the entities through which he participates in the FWPP) and any third party that has had or may have a relationship with the company in any capacity.

Chesapeake also wishes to clarify a statement appearing in its April 18, 2012 press release captioned “Chesapeake Energy Corporation General Counsel Henry J. Hood Issues Statement.”  The statement that “the Board of Directors is fully aware of the existence of Mr. McClendon’s financing transactions” was intended to convey the fact that the Board of Directors is generally aware that Mr. McClendon used interests acquired through his participation in the FWPP as security in personal financing transactions.  The Board of Directors did not review,  approve or have knowledge of the specific transactions engaged in by Mr. McClendon or the terms of those transactions.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes "forward-looking statements" that give Chesapeake's current expectations or forecasts of future events.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed.  The Board of Directors and Mr. McClendon may be unable to reach agreement on an early termination of the FWPP and a related amendment of his employment agreement.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Additional Information and Where to Find It

The company has filed a preliminary proxy statement with the Securities and Exchange Commission in connection with its 2012 annual meeting of shareholders.  The definitive proxy statement is not currently available. INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT, BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.  You may obtain the preliminary proxy statement, the definitive proxy statement (when available) as well as other relevant documents, free of charge, at the website maintained by the SEC at www.sec.gov.  Copies of the proxy statement and other filings made by the company with the SEC can also be obtained, free of charge, at www.chk.com.

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	John J. Kilgallon (405) 935-4441 john.kilgallon@chk.com	Michael Kehs (405) 935-2560 michael.kehs@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154